 Exhibit 99.1

Pro Forma Condensed Consolidated Financial Statements

As disclosed previously, on April 1, 2010, Evergreen Energy Inc. (the “Company”) announced that it had completed the sale of Buckeye Industrial Mining Co. (“Buckeye”).  The accompanying unaudited pro forma condensed consolidated financial information of the Company is based on and should be read in conjunction with the historical consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the unaudited condensed consolidated financial statements filed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2010.  The accompanying Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2010 and the Pro Forma Condensed Consolidated Statements of Operations for the twelve months ended December 31, 2009 and three months ended March 31, 2010 reflect adjustments related to the asset sale of Buckeye and certain assets of the Company. These adjustments are included in the column “Adjustments”. These adjustments are calculated as though the asset sale occurred on the date set forth in notes.  These adjustments are management’s best estimates at this time. There could be additional expenses related to the asset sale in the future.

     The accompanying unaudited pro forma condensed consolidated financial information includes all material adjustments necessary to reflect the Buckeye transaction, on a pro forma basis, and have been presented for illustrative purposes only. They are not necessarily indicative of the future financial position or future results of operations of the Company, or of the financial position or results of operations of the Company that would have actually occurred had the transaction been in effect as of the date or for the periods presented.

EVERGREEN ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010
(UNAUDITED)

	As Filed	Adjustments (5)		Pro Forma
	(in thousands)
Assets
Current:
Cash and cash equivalents	$4,887	—		$4,887
Accounts receivable, net	195	—		195
Debt issue costs, net of amortization (1)	1,222	(1,222)		—
Prepaid and other assets	1,824	—		1,824
Total current assets	8,128	(1,222)		6,906
Property, plant and equipment, net of accumulated depreciation	5,429	—		5,429
Construction in progress	12,598	—		12,598
Restricted cash (2)	11,342	6,100		17,442
Debt issue costs, net of amortization	909	—		909
Other assets	2,728	11		2,739
Assets of discontinued mining operations (3)	33,728	(27,184)		6,544
	$74,862	(22,295)		$52,567

Liabilities, Temporary Capital and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,188			$3,188
Accrued liabilities	3,849	(831)		3,018
Short-term debt (1)	14,718	(14,718)		—
Other current liabilities	1,178	—		1,178
Total current liabilities	22,933	(15,549)		7,384
Long-term debt	27,853			27,853
Deferred revenue	8,165			8,165
Asset retirement obligations	4,475			4,475
Derivative liability	4,886			4,886
Other liabilities, less current portion	1,285			1,285
Liabilities of discontinued mining operations (4)	10,090	(4,472)		5,618
Total liabilities	79,687	(20,021)		59,666
Commitments and contingencies
Temporary Capital:
Preferred stock, $.001 par value, $1,000 stated value, 16 shares authorized; .003 and .002 outstanding, respectively	3	—		3

Deficit attributable to Evergreen Energy Inc. stockholders’	(2,841)	(2,274	) )	(5,115	) )
Deficit attributable to noncontrolling interest	(1,987)	—)		(1,987	) )
Total stockholders’ deficit	(4,828)	(2,274	) )	(7,102	) )
	$74,862	(22,295)		$52,567

(1)
Proceeds from the sale of Buckeye were used to retire the principal balance and accrued interest of our 2009 Convertible Notes and includes the write off of debt issuance costs and embedded derivatives associated with theses convertible notes.

(2)
Amount in Adjustments column represents $3.3 million of cash proceeds from the asset sale of Buckeye and certain Evergreen assets after the pay off of the 2009 Convertible Notes.  These cash proceeds were initially restricted per a court order and were subsequently released by the judge for Company use on June 11, 2010.  In addition, the balance includes $2.8 million of proceeds from the Buckeye asset sale held in escrow for potential contingent liabilities.  The funds will be released (less any contingent liabilities identified) and paid to Evergreen on March 31, 2011.

(3)	Balance in pro forma column represents $5.7 million of accounts receivable, $240,000 of prepaid expenses and $605,000 of other assets that were not part of the asset sale and retained by Evergreen.

(4)	Balance in pro forma column represents $4.0 million of accounts payable and $1.6 million of accrued expenses that were not part of the asset sale and retained by Evergreen.

(5)	Assumes the transaction took place as of March 31, 2010. All adjustments are estimates only.

EVERGREEN ENERGY INC.
Condensed Consolidated Statements of Operations
For the Twelve Months Ended December 31, 2009

	As filed	Adjustments (1) (2)	Pro forma
	(in thousands)
Operating revenues:
Total operating revenue	$50,671	$(50,248)	$423
Operating expenses:
Coal mining operating costs	43,458	(43,458)	—
General and administrative	29,082	(3,993)	25,089
Plant costs	1,554	—	1,554
Depreciation, depletion and amortization	9,962	(7,518)	2,444
Other	49	—	49
Asset impairment	20,487	(20,074)	413
Total operating expenses	104,592	(75,043)	29,549
Operating loss	(53,921)	24,795	(29,126)
Other income (expense):
Total other income (expense)	(4,616)	(99)	(4,715)
Net loss	(58,537)	24,696	(33,841)
Less net loss attributable to noncontrolling interest	1,901	—	1,901
Net loss attributable to Evergreen Energy	$(56,636)	$—	$(31,940)

(1)
Reflects the operations of Buckeye Industrial Mining Co. and certain assets of Evergreen for the twelve months ended December 31, 2009.   Includes interest expense related to our 2009 Convertible Notes and does not include corporate allocations.

(2)	Assumes that the Buckeye transaction took place on January 1, 2009. All adjustments are estimates only.

EVERGREEN ENERGY INC.
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2010

	As filed	Adjustments (1) (2)	Pro forma
	(in thousands)
Operating revenues:
Total operating revenue	$100	$—	$100
Operating expenses:
General and administrative	5,497	—	5,497
Plant costs	135	—	135
Depreciation, depletion and amortization	494	—	494
Total operating expenses	6,126	—	6,126
Operating loss	(6,026)	—	(6,026)
Other income (expense):
Total other income (expense)	1,875	—	1,875
Loss from continuing operations	(4,151)	—	(4,151)
Loss from discontinued mining operations	(4,080)	2,562	(1,518)
Less net loss attributable to noncontrolling interest	86	—	86
Net loss attributable to Evergreen Energy	$(4,065)	$—	$(5,583)

(1)
Reflects the operations of Buckeye Industrial Mining Co. and certain assets of Evergreen for the three months ended March 31, 2010.   Includes interest expense related to our 2009 Convertible Notes and does not include corporate allocations

(2)	Assumes the Buckeye transaction took place on January 1, 2010. All adjustments are estimates only.